Exhibit 99.1

Quantum Leap Healthcare Collaborative and Athenex Announce the Selection of Oral Paclitaxel plus Encequidar in Combination with dostarlimab, an anti-PD-1, in the I-SPY 2 TRIAL targeting Stage 2/3 HER2+ and HER2- Breast Cancers

Athenex’s oral paclitaxel plus encequidar is being evaluated in combination with GSK’s dostarlimab in the neoadjuvant chemotherapy setting

Company to host conference call and webcast today at 10:30 a.m. Eastern Time

San Francisco, and BUFFALO, N.Y., September 8, 2020 — Quantum Leap Healthcare Collaborative (Quantum Leap) and Athenex, Inc. (Nasdaq: ATNX) announce the launch of two new study arms of the I-SPY 2 TRIAL to evaluate Athenex’s combination of oral paclitaxel plus encequidar with GSK’s dostarlimab, an investigational antibody binding PD-1, in the neoadjuvant chemotherapy setting. The goal of this study is to evaluate the safety and efficacy of oral paclitaxel plus encequidar with dostarlimab +/- carboplatin in Stage 2/3 HER2- breast cancer patients and plus trastuzumab in HER2+ patients, followed, if needed, by doxorubicin plus cyclophosphamide chemotherapy (AC) and surgical resection of breast tissue.

The primary objective is to determine whether this regimen increases the probability of pathologic complete response (pCR) over standard neoadjuvant chemotherapy alone for any of the tumor subtypes established at trial entry, and to determine the predictive probability of success in a subsequent Phase 3 trial.

The primary endpoint is to assess objective response rates, as measured by pCR. This measurement will occur after the end of therapy during pathologic assessment of residual disease. pCR is defined as no residual invasive cancer in the breast (at the time of definitive surgical resection) or in the lymph nodes (no invasive tumor as determined by hematoxylin and eosin [H&E] stain).

Secondary endpoints include safety assessments and additional information on response to be obtained by measuring the change in MRI volume before, during and after therapy in order to calculate the change in residual cancer burden (RCB) at time of pathologic assessment of residual disease.

This regimen has several innovative components including: (1) assessment of extending PD-1 blockade to HER2+, (2) an orally bioavailable investigational paclitaxel that may be more convenient and tolerable over many more cycles compared to the IV formulation, and (3) the assessment of the impact of carboplatin on efficacy across all tumor subtypes, which may drastically enhance outcomes for some patients.

“We’re very excited to enter this treatment combination into the trial,” noted Laura Esserman, MD, the lead investigator for the I-SPY 2 study. “We believe Athenex’s oral paclitaxel combined with encequidar will be much easier for patients, may be more tolerable, and in combination, improve the chance of complete response, which is our goal. We are looking to test combinations that have greater efficacy and less toxicity. Importantly, I-SPY 2 allows us to determine which combinations work best for patients based on tumor biology. The change to an oral taxane backbone is a very important step to reducing toxicity for all patients.”

“Our NDA for oral paclitaxel and encequidar was accepted by the FDA for Priority Review in metastatic breast cancer. We are very excited to evaluate oral paclitaxel plus encequidar in early stage breast cancer, by participating in the I-SPY 2 trial” said Dr. Rudolf Kwan, Chief Medical Officer at Athenex. “We look forward to working with Quantum Leap and GSK, as well as the study participants and investigators.”

The I-SPY 2 TRIAL, sponsored by Quantum Leap, is a standing Phase 2 randomized, controlled, multicenter platform with an innovative Bayesian adaptive randomization design aimed to rapidly screen and identify promising new treatments in specific subgroups of adults with newly-diagnosed, high-risk (high likelihood of recurrence), locally-advanced breast cancer (Stage 2/3). GSK will provide dostarlimab. Athenex will provide oral paclitaxel and encequidar. Quantum Leap will be responsible for running the trial.

Conference Call and Webcast Information

To participate in the call, dial 877-407-0784 (domestic) or 201-689-8560 (international) fifteen minutes before the conference call begins and reference the conference passcode 13709162. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, located at http://ir.athenex.com/.

About Quantum Leap Healthcare Collaborative

Quantum Leap Healthcare Collaborative is a 501c(3) charitable organization established in 2005 as a collaboration between medical researchers at University of California, San Francisco and Silicon Valley entrepreneurs. Our mission is to integrate high-impact research with clinical processes and systems technology, resulting in improved data management and information systems, greater access to clinical trial matching and sponsorship, and greater benefit to providers, patients and researchers. Our goal is to improve and save lives. Quantum Leap provides operational, financial, and regulatory oversight to I-SPY. For more information, visit https://www.quantumleaphealth.org/.

About the I-SPY TRIALs

The I-SPY TRIAL (Investigation of Serial studies to Predict Your Therapeutic Response with Imaging And moLecular analysis 2) (I-SPY 2 TRIAL) was designed to rapidly screen promising experimental treatments and identify those most effective in specific patient subgroups based on molecular characteristics (biomarker signatures). The trial is a unique collaborative effort by a consortium that includes the Food and Drug Administration (FDA), industry, patient advocates, philanthropic sponsors, and clinicians from 16 major U.S. cancer research centers. Under the terms of the collaboration agreement, Quantum Leap Healthcare Collaborative is the trial sponsor and manages all study operations. For more information, visit www.ispytrials.org.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery, development and commercialization of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. The Company’s current clinical pipeline is derived from four different platform technologies: (1) Orascovery, based on P-glycoprotein inhibitor, (2) Src kinase inhibition, (3) T-cell receptor-engineered T-cells (TCR-T), and (4) Arginine deprivation therapy. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in

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Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan; multiple locations in Chongqing, China; Manchester, UK; Guatemala City, Guatemala and Buenos Aires, Argentina. For more information, please visit http://www.athenex.com.

Company Forward Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements are typically identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of the company’s primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our ability to obtain and maintain regulatory approvals for our product candidates; the company’s reliance on third parties for success in certain areas of Athenex’s business; the company’s history of operating losses and need to raise additional capital to continue as a going concern; uncertainties around the company’s ability to meet funding conditions under its financing agreements and access to capital thereunder; risks and uncertainties related to the COVID-19 pandemic and its potential impact on the company’s operations, cash flow and financial condition; our ability to integrate acquired assets and businesses into our existing operations; competition; intellectual property risks; risks relating to doing business internationally and in China; the risk of production slowdowns or stoppages or other interruptions at the company’s Chongqing facilities; and the other risk factors set forth from time to time in Athenex’s SEC filings, copies of which are available for free in the Investor Relations section of the company’s website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from the Investor Relations Department. All information provided in this release is as of the date hereof and Athenex assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CONTACTS

Athenex, Inc.:

Daniel Lang, MD

Corporate Development and Corporate Communications

Email: danlang@athenex.com

Jacqueline Li

Corporate Development and Investor Relations

Email: jacquelineli@athenex.com

Investor Relations:

Tim McCarthy

Managing Director, LifeSci Advisors, LLC

Email: tim@lifesciadvisors.com

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